Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

(Par Value $0.01 Per Share)

OF

BYLINE BANCORP, INC.

BYLINE BANCORP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The board of directors of the Company (the “Board of Directors”), at a meeting duly called and held on June 6, 2017, adopted the following resolution creating a series of 15,003 shares of Preferred Stock of the Company designated as “Noncumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the authority vested in the Board of Directors, the provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the Company and applicable law, a series of Preferred Stock, par value $.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Noncumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 15,003. The Series A Preferred Stock shall have a par value of $0.01 per share.

Section 2. Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank junior to all other preferred stock of the Company, including any class or series of preferred stock established after the Effective Date by the Company, unless the terms of such other class or series expressly provide that such class or series will rank on a parity with or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company. The Series A Preferred Stock shall rank on a parity with the Company’s common stock, $0.01 par value (the “Common Stock”) with respect to dividend rights and senior to the Common Stock with respect to rights on liquidation, winding-up and dissolution of the Company.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Board of Directors” means the board of directors of the Company.

(b) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the city of Chicago, Illinois are generally required or authorized by law to be closed.

(c) “By-laws” means the By-laws of the Company as may be amended from time to time.

(d) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(e) “Common Stock” has the meaning set forth in Section 2.

(f) “Common Stock Multiplier” means, on any relevant date, the number that is equal to the quotient of (x) 1,000 divided by (y) the Multiplier Price.

(g) “Company” means Byline Bancorp, Inc., a Delaware corporation.

(h) “Current Market Price” means, as of any Business Day, (i) the average of the last reported sale prices for the shares of Common Stock on a national securities exchange which is the principal trading market for the Common Stock for the twenty (20) Trading Days immediately preceding such date as reported by Bloomberg, or (ii) if no national securities exchange is the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Current Market Price shall be the fair market value of one share of Common Stock as reasonably determined in good faith by (A) the Board of Directors, or (B) at the option of a majority-in-interest of the Holders, by an independent investment bank or financial advisory or accounting firm with recognized standing nationally or in the Chicago metropolitan area in the valuation of businesses similar to the business of the Company, which firm shall be selected in good faith by the Board of Directors.

(i) “Distribution” means the transfer from the Company to its stockholders of cash, securities or other assets or property, including, without limitation, evidences of indebtedness, shares of capital stock or securities (including, without limitation, any dividend or distribution of (1) shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in a “spin-off” transaction or (2) rights or warrants to purchase shares of Common Stock (other than rights issued pursuant to a shareholders’ rights plan, a dividend reinvestment plan or other similar plans)), without consideration, whether by way of dividend or otherwise.

(j) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(k) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

(l) “Liquidation Preference” has the meaning set forth in Section 5(a).

(m) “Multiplier Price” means 11.177, subject to adjustment pursuant to Section 10.

(n) “Parity Securities” means each class or series of Preferred Stock (other than the Series A Preferred Stock) the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock.

(o) “Person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(p) “Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

(q) “Record Date” means the date established by the Board of Directors or duly authorized committee of the Board of Directors in accordance with the Certificate of Incorporation, the By-laws and Delaware law.

(r) “Regulatory Capital Treatment Event” means, with respect to the Series A Preferred Stock, the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full initial issuance price (which is equal to $1,000 per share) of such Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor federal banking agency), as then in effect and applicable, for as long as any such Series A Preferred Stock are outstanding.

(s) “Series A Preferred Stock” has the meaning set forth in Section 1.

Section 4. Dividends. (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of the funds legally available therefor, non-cumulative dividends and Distributions in the amount determined as set forth in Section 4(b) and no more.

(b) From and after the Effective Date, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any other Distribution on any Common Stock, unless at the time of such dividend or other Distribution the Company simultaneously declares and pays a dividend or makes a Distribution, which dividend or Distribution shall be payable in cash or the same securities or other assets or other property as is paid to holders of Common Stock, on each outstanding share of Series A Preferred Stock in an amount equal to the product of (x) the per share dividend or Distribution paid on one share of Common Stock multiplied by (y) the Common Stock Multiplier.

(c) Each dividend or other Distribution payable pursuant to Section 4(b) will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which, with respect to dividends or Distributions payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends or Distributions to the holders of shares of Common Stock.

(d) If the Board of Directors does not declare a dividend with respect to the Common Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Company will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series A Preferred Stock, the Common Stock or any other class or series of the Preferred Stock.

Section 5. Liquidation. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the Holders of Series A Preferred Stock will be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Company ranking junior to Series A Preferred Stock upon liquidation, to receive in full an amount per share equal to the greater of (the “Liquidation Preference”) (i) $10 plus an amount equal to any dividends that have been declared on Series A Preferred Stock but not paid and (ii) the amount that a holder of one share of Series A Preferred Stock would be entitled to receive if such share were instead equal to a number of shares of Common Stock equal to the Common Stock Multiplier immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend prior to such distribution or payment date. If such payment has been made in full to all Holders of shares of Series A Preferred Stock, the Holders of shares of Series A Preferred Stock as such will have no right or claim to any of the remaining assets of the Company.

(b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any other class or series of Preferred Stock ranking on a parity with the shares of Series A Preferred Stock, Holders and the holders of any such parity securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) Upon the liquidation, dissolution or winding up of the Company, the Holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of assets of the Company available for distribution to its shareholders all amounts to which such Holders are entitled pursuant to Section 5(a) before any payment is made to the holders of Common Stock or any other stock of the Company ranking junior upon liquidation to Series A Preferred Stock.

(d) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other similar business combination transaction will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless redeemed in accordance with the Certificate of Incorporation.

Section 7. Redemptions. (a) On July 1, 2018 or on any date thereafter, the Series A Preferred Stock may be redeemed at the Company’s option, in whole or in part, at a redemption price equal to the product of (x) the Current Market Price multiplied by (y) the Common Stock Multiplier, plus an amount equal to any dividends that have been declared but not paid up to the redemption date, without accumulation of any undeclared dividends. Notwithstanding the foregoing, the Company may not redeem shares of Series A Preferred Stock without having received the prior approval of the Board of Governors of the Federal Reserve System if then required under capital adequacy guidelines applicable to the Company.

(b) The Series A Preferred Stock may be redeemed at the Company’s option in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event, at a redemption price equal to the product of (x) the Current Market Price multiplied by (y) the Common Stock Multiplier, plus an amount equal to any dividends that have been declared but not paid up to the redemption date, without accumulation of any undeclared dividends. Notwithstanding the foregoing, the Company may not redeem shares of Series A Preferred Stock without having received the prior approval of the Board of Governors of the Federal Reserve System if then required under capital adequacy guidelines applicable to the Company.

(c) No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

(d) Holders of Series A Preferred Stock will not have the right to require the redemption or repurchase of the Series A Preferred Stock at any time.

(e) Notice of every redemption by the Company of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of record of the Series A Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Company not less than 30 days and not more than 60 days before the date of redemption. Any notice mailed or otherwise given as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing or provision thereof, to any Holder of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

Section 8. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, consent rights with respect to the authorization or issuance of any Preferred Stock or Common Stock or other securities of the Company or consent rights with respect to the authorization or issuance of any right convertible or exchangeable for any Preferred Stock or Common Stock or other securities of the Company, except (i) voting rights, if any, required by the General Corporation Law of the State of Delaware, as amended, or other applicable law, and (ii) voting rights, if any, described in this Section 8.

(b) So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation or the By-laws that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely; provided, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking senior to, equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series A Preferred Stock and, notwithstanding any provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance; or

(ii) the consummation of a merger or consolidation of the Company with another entity where (A) the Company is not the surviving corporation in such merger or consolidation and (B) the Series A Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, if such change were effected by amendment of the Certificate of Incorporation, would not require a vote of the holders of the Series A Preferred Stock under the preceding paragraph.

No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to clauses (i) or (ii) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such clause, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.

Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

Section 9. Conversion. Holders of Series A Preferred Stock shall not have any rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Company.

Section 10. Anti-Dilution Adjustment to Multiplier Price.

(a) Anti-Dilution Adjustments. The Multiplier Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Multiplier Price in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:

OS’
OS0

Where,

OS’ =	the sum of the number of shares of Common Stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the opening of business on the “ex-date” for such dividend or distribution.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Company subdivides, splits, or combines the shares of Common Stock, then the Multiplier Price in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:

OS’
OS0

Where,

OS’ =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.

OS0 =	the number of shares of Common Stock outstanding immediately prior to opening of business on the effective date of such share subdivision, split, or combination.

(iii) Issuance of Stock Purchase Rights. If the Company issues to all holders of shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 180 days (or any shorter period) from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Multiplier Price in effect immediately prior to the “ex-date” for such distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the opening of business on the “ex-date” for such distribution.

Y=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

X=	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Multiplier

Price shall be readjusted to such Multiplier Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv) Debt or Asset Distributions.

(A) If the Company shall distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 10(a)(i) or Section 10(a)(ii) hereof, any rights or warrants referred to in Section 10(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any subsidiary of the Company, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to in Section 10(a)(iv)(B) below), then the Multiplier Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:

SP0
SP0 – FMV

Where,

SP0 =	the Current Market Price per share of Common Stock on the date fixed for distribution.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by the Board of Directors.

(B) In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the Multiplier Price will be adjusted on the fifteenth Trading Day after the “ex-date” for the distribution by multiplying the Multiplier Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:

MP0+ MPs
MP0

Where,

MP0 =	the Current Market Price per share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.

MPs =	the Current Market Price of the shares of the subsidiary representing the portion of distribution applicable to one share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.

(v) Self Tender Offers and Exchange Offers. If the Company or any of its subsidiaries successfully complete a tender or exchange offer for Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the tenth Trading Day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the eleventh Trading Day after the expiration date of the tender or exchange offer, then the Multiplier Price in effect on the eleventh Trading Day after the expiration of the tender or exchange offer will be divided by the following fraction:

(SP0 x OS0) – AC
SP0 x (OS0 – TS)

Where,

SP0 =	the Current Market Price per share of Common Stock on the tenth Trading Day after the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

TS =	the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.

(vi) Shareholder Rights Plans. If, following the Effective Date, the Company establishes a rights plan and the rights have separated from the Common Stock, then the Multiplier Price shall be equally and ratably adjusted at the time of the separation, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Adjustment for Tax Reasons. The Company may make such increases in the Multiplier Price, in addition to any other increases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax (imposed or to be imposed by any governmental authority) to holders of the Common Stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.

(c) Calculation of Adjustments.

(i) Adjustments to the Multiplier Price shall be calculated to and rounded to the fourth decimal point. Prior to a redemption date, no adjustment in the Multiplier Price shall be required unless such adjustment would require an increase or decrease of at least 1% therein; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that adjustments to the Multiplier Price will be made on any redemption date with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) Notwithstanding anything to contrary contained in this Section 10, to the extent the Holders of Series A Preferred Stock participate in dividends and Distributions declared on shares of Common Stock in accordance with Section 4(b), then no adjustments will be made to the Multiplier Price as a result of any such dividends and Distributions in which the Holders of Series A Preferred Stock participate.

(iii) The Multiplier Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Preferred Stock were first issued;

(D) for a change in the par value or no par value of the Common Stock; or

(E) for accumulated and unpaid dividends.

(d) Whenever the Multiplier Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall: (i) compute the Multiplier Price in accordance with Section 10(a) or Section 10(b), taking into account the 1% threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Multiplier Price pursuant to Section 10(a) or Section 10(b), taking into account the 1% threshold set forth in Section 10(c) hereof (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Multiplier Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Multiplier Price was determined and setting forth the revised Multiplier Price.

(e) The Company shall have the power to resolve any ambiguity or correct any error in this Section 10 and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive.

Section 11. Miscellaneous.

(a) All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Incorporation or By-laws or by applicable law.

(b) No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(c) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, BYLINE BANCORP, INC. has caused this certificate to be signed by Alberto J. Paracchini, its President and Chief Executive Officer, this 16th day of June, 2017.

BYLINE BANCORP, INC.

By	/s/ Alberto J. Paracchini
Name: Alberto J. Paracchini
Title: President and Chief Executive Officer